EXHIBIT 4.4

INTEGRAL VISION, INC.10%
Secured Working Capital Class 2 Note

Note Number

May 18, 2007 Amendment (to be attached to original notes)

Original Note : dated	Payee: , in the amount of $

The above referenced currently shares an undivided interest in the specified order securing this note with other Class 2 notes which Integral Vision, Inc. (“Integral’) will issue (or has issued) in the aggregate amount of $1,500,000.00.

This amendment hereby modifies this term to as follows: The above referenced will share an undivided interest in the specified order securing this note with other Class 2 notes which Integral Vision, Inc. (“Integral’) will issue (or has issued) in the aggregate amount of $2,000,000.00.

This amendment will only be effective if all other currently outstanding Class 2 Note Holders (as of May 18, 2007) amend their notes ($ 1,424,000 of said Class 2 Notes are currently outstanding as of May 18, 2007) to the same terms that are in this amendment (except that Class 2 Note Holder holding Class 2 Note 57 in the face amount of $ 50,000.00 need not amend her note for this amendment to be effective).

NOTEHOLDER	INTEGRAL VISION, INC.

By _____________________________
By _____________________________	Name: Mark R. Doede
Title: President

Its _____________________________